EXHIBIT 3


                    COMMON STOCK PURCHASE AND SALE AGREEMENT


        This Common Stock Purchase and Sale Agreement (the "Agreement"), dated September 6, 1996, by and among RGI REALTY, INC., a Florida corporation ("RGI Realty"), RESOURCE GROUP INTERNATIONAL, INC., a Washington corporation ("RGI International" and, collectively with RGI Realty, the "Selling Shareholders"), and the entities listed on Schedule A attached hereto (each a "Purchaser" and collectively the "Purchasers").


                                   WITNESSETH:

        WHEREAS, the Common Stock, par value $0.01 per share (including the common stock purchase rights associated therewith, the "Common Stock"), of Koger Equity, Inc., a Florida corporation (the "Company"), is publicly traded on the American Stock Exchange under the symbol "KE";

        WHEREAS, the Selling Shareholders collectively own 2,452,571 shares of the Company's Common Stock (the "Shares"), which Shares constitute approximately 13.8% of the total issued and outstanding shares of Common Stock;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

        1. Purchase and Sale of the Shares. Subject to the terms of this Agreement, the Selling Shareholders hereby sell to Purchasers, and Purchasers hereby purchase from the Selling Shareholders, the Shares in the respective amounts set forth on Schedule A attached hereto. Simultaneous with the delivery of payment of the aggregate Purchase Price (as hereinafter defined), the Selling Shareholders shall deliver to Purchasers stock certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached thereto.

        2.   Purchase Price; Payment Terms.

             (a) The purchase price (the "Purchase Price") for the Shares being purchased hereunder shall be Thirty-Six Million Seven Hundred Eighty-Eight Thousand Five Hundred Sixty-Five and No/100 Dollars ($36,788,565.00), or $15.00 per Share.

             (b) The aggregate Purchase Price for the Shares shall be paid by Purchasers to the Selling Shareholders on the date hereof by wire transfer of immediately available funds to an account or accounts designated by the Selling Shareholders.

        3. Representations and Warranties of Purchasers. Purchasers make the following representations and warranties to the Selling Shareholders:

             (a) Each Purchaser is an investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended, or pension trust qualified under Section 401 of the Internal Revenue Code of 1986, as amended. Each Purchaser is acquiring the Shares (i) directly, (ii) in the ordinary course of business, and (iii) solely for the purpose of investment. As a result of the purchase of the Shares, Purchasers will neither collectively control the Company nor hold more than 15% of the outstanding voting securities of the Company. None of any Purchaser's affiliates presently holds any voting securities of the Company.

             (b) Each Purchaser is a sophisticated investor capable of evaluating the merits and risks of investment in the Shares and of making an informed investment decision with respect thereto. Each Purchaser acknowledges that it has conducted its own review of the documents filed by the Company with the Securities and Exchange Commission (including, without limitation, any exhibits or schedules) and that neither Selling Shareholder is making any representations or warranties with respect to such documents or their applicability to any of the transactions contemplated hereby. The Shares are being acquired by each Purchaser for investment only and not with a view to resale or other distribution. Each Purchaser acknowledges and understands that the Shares being acquired hereunder shall have the status of securities acquired in an exempt private transaction under the Securities Act of 1933, as amended, and cannot be resold without registration under such Act or an exemption therefrom.

             IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date and year first above written.


   SELLING
   SHAREHOLDERS:       RGI REALTY, INC.,
                            a Florida corporation

                       By:/s/ Kenneth L. Uptain
                       Print Name:  Kenneth L. Uptain
                       Its:  President







                       [SIGNATURES CONTINUE ON NEXT PAGE]

                       RESOURCE GROUP INTERNATIONAL, INC.,
                            a Washington corporation


                       By:/s/ David A. Herrick
                       Print Name:  David A. Herrick
                       Its:  Treasurer


   PURCHASER:          ENTITIES LISTED ON SCHEDULE A

                       By:  Alliance Capital Management, L.P.,
                            as investment adviser

                       By:/s/ Tyler J. Smith
                       Print Name:  Tyler J. Smith
                       Its:  Portfolio Manager

                                   SCHEDULE A


                        PURCHASERS OF KOGER EQUITY STOCK


   ALLIANCE GROWTH FUND               1,762,571    SHARES
   EQUITABLE RETIREMENT PLAN            340,000
   SMITH BARNEY/TRAVELERS
     SERIES FUND                        250,000
   ALLIANCE VARIABLE PRODUCTS
     SERIES FUND                        100,000
                                      ---------
                                      2,452,571    SHARES